Exhibit 10.2

Amendment One

to

Consulting Agreement

This Amendment One, effective July 11, 2009, is made between Poniard Pharmaceuticals, Inc. (hereinafter referred to as “Poniard”), 300 Elliott Avenue West, Suite 500, Seattle, Washington 98119, and Gary A. Lyons (hereinafter referred to as “Consultant”), 1344 Stratford Court, Del Mar, California 92014.

WHEREAS, Poniard and Consultant are parties to a Consulting Agreement effective April 1, 2009 (the “Consulting Agreement”);

WHEREAS, Poniard has requested further services from Consultant and Consultant has agreed to provide the same; and

WHEREAS, the parties desire to amend the Consulting Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.  The term of the Consulting Agreement shall be amended by deleting “March 31, 2010” in the first sentence of Paragraph 1 of the Consulting Agreement and inserting “July 11, 2010.”

2.  Paragraphs 3 and 4 of the Consulting Agreement shall be amended and replaced in their entirety with the following:

“3.  General Purpose.  The general purpose of this Agreement is to engage Consultant to provide business development consulting services to Poniard, upon Poniard’s request.  To the extent Poniard requests services, Consultant shall be available and provide services to Poniard not less than fifty percent (50%) of full-time service, provided, however, it is recognized that over the term of this Agreement Consultant’s services are expected to average approximately fifty percent (50%) of full-time service.  Consultant’s services shall be performed in conformance with professional standards for performing services of a similar kind.

4.  Compensation.  For consulting services commencing July 11, 2009, Poniard shall pay Consultant monthly the sum of $20,000 per month (prorated for any partial months) upon receipt of an Invoice for the prior month’s services directed to the attention of Accounts Payable at Poniard, with electronic courtesy copy to Ronald Martell.  The Invoice shall provide a general description of the services rendered for such period, and Poniard shall provide payment within thirty days of receipt of such Invoice.  In addition, Poniard shall reimburse Consultant for actual and necessary out-of-pocket expenses incurred, where such expenses are necessary and related to services rendered under this Agreement; such expenses should be billed in the same Invoice submitted for services.  In the event of early termination as provided for in Paragraph 2 hereof, Consultant shall invoice (and Poniard shall pay) for services and expenses incurred through the date that notice is received.  In addition and subject to approval by the Equity Awards Subcommittee of the Compensation Committee of the Poniard Board of Directors, Consultant shall receive 170,000 restricted stock units pursuant to the terms (including vesting) of a Restricted Stock Unit Award Notice and Restricted Stock Unit Award Agreement.”

3.  Except as amended by the terms of this Amendment One, the Consulting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment One as of the date first above written.

Poniard Pharmaceuticals, Inc.

By:	/s/Anna Lewak Wight
Name: Anna Lewak Wight
Title: Vice President, Legal

By:	/s/Gary A. Lyons
Name: Gary A. Lyons

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made between Poniard Pharmaceuticals, Inc. (hereinafter referred to as “Poniard”), with addresses at 300 Elliott Avenue West, Suite 500, Seattle, Washington 98119, and Gary A. Lyons (hereinafter referred to as “Consultant”), with address at 1344 Stratford Court, Del Mar, California 92014.

THE PARTIES AGREE AS FOLLOWS:

1.                                       Effective Date.  This Agreement shall be effective April 1, 2009.

2.                                       Term.  The term of this Agreement shall be from April 1, 2009 through March 31, 2010.  Either party may terminate this Agreement immediately with cause, or upon 30 days prior written notice without cause.

3.                                       General Purpose.  The general purpose of this Agreement is to engage Consultant to provide consulting services on matters of Poniard corporate and business development activities, working closely with Ronald A. Martell, or his designee.  Such services shall be provided in conformance with professional standards for performing services of a similar kind.

4.                                       Compensation.  During the term of this Agreement, Poniard shall pay Consultant the sum of $2,000 per day (assuming 8 hour day), for up to five days per month, once monthly upon receipt of an Invoice for the prior month’s services directed to the attention of Accounts Payable at Poniard, with electronic courtesy copy to Ronald Martell.   The Invoice shall provide a general description of the services rendered for such period, and Poniard shall provide payment within thirty days of receipt of such Invoice.  In addition, Poniard shall reimburse Consultant for actual and necessary out-of-pocket expenses incurred, where such expenses are necessary and related to services rendered under this Agreement; such expenses should be billed in the same Invoice submitted for services.  Consultant’s service fees are subject to an annual maximum of $120,000 for services, which maximum cannot be exceeded without the prior written approval of Poniard before such services are rendered. In the event of early termination as provided for in paragraph 2 hereof, Consultant shall invoice (and Poniard shall pay) for services and expenses incurred through the date that notice is received.

5.                                       Independent Contractor.  The parties understand and hereby acknowledge that nothing in this Agreement shall be construed to create any relationship other than that of an independent contractor relationship.  Consultant is not an agent, employee, officer or trustee of Poniard, and Consultant is not authorized to transact business, enter into agreements or otherwise make commitments on behalf of Poniard.  Poniard will not pay or withhold federal, state or local income tax or other payroll tax of any kind on behalf of Consultant or Consultant’s employees.  Consultant is not eligible for, not entitled to, and shall not participate in, any of Poniard’s pension, health or other benefit plans.  Consultant is responsible for the payment of all required payroll taxes, whether federal, state, or local in nature, including, but not limited to income taxes, Social Security taxes, Federal Unemployment Compensation taxes, and any other fees, charges, licenses, or payments required by law.  Consultant agrees, consistent with Consultant’s status as an independent contractor, that Consultant will not apply for unemployment compensation benefits in connection with the performance of consulting services. Consultant indemnifies Poniard and holds it harmless against any fines, payments, damages, assessments, or attorney fees in the event a court or administrative agency shall find that Consultant is an employee of Poniard.

Consultant represents that Consultant retains the rights to control the manner in which the consulting services are performed and that Poniard is contracting for specified accomplished tasks; that the consulting services are of a different nature than the services normally performed by Poniard or that the consulting services will be performed outside the Poniard facility; and that Consultant is pursuing work in an independently established business of the same nature as the consulting services.

6.                                       Confidentiality.  All data, materials and information submitted or made available to Consultant by Poniard or by any other person or entity at the direction of Poniard, unless otherwise publicly available, and all data, materials and information, and other work developed by Consultant under this Agreement, shall be utilized by Consultant in connection with this Agreement only, shall be maintained in confidence and shall not be made available by Consultant to any other person or entity.  Consultant will ensure Consultant’s agents, employees, officers, and trustees are bound to confidentiality of Poniard data, materials and information to the same extent that Consultant is bound under this Agreement.

7.                                       Ownership.

(a)                                  Poniard shall exclusively own all data, information, and other work developed or obtained by Consultant pursuant to this Agreement, either alone or with others, including all inventions, discoveries, concepts and ideas, whether patentable or not, including but not limited to articles, processes, methods, formulas, systems and techniques, as well as improvements and derivations and know-how related thereto (hereinafter referred to as “Inventions”).

(b)                                 Consultant hereby assigns to Poniard or its designee all of Consultant’s right, title and interest in and to any Inventions, any patent applications relating thereto, and any patents granted thereon, and will execute any such formal Assignment documents that Poniard may request from time to time.  Consultant shall disclose such Inventions to Poniard promptly and in writing.  When requested, and at Poniard’s expense, Consultant will assist Poniard or Poniard’s designee, in efforts to protect Poniard’s proprietary and patent rights to such Inventions.

(c)                                  Immediately upon termination of this Agreement for any reason, all such data, information, and other work, in whatever form, shall be turned over to Poniard.

(d)                                 For purposes of this Agreement any copyrightable work (hereinafter referred to as “Work”) developed in the course of performance under this Agreement shall be deemed “work made for hire” under federal copyright law, and all ownership rights to such Work belong to Poniard.

(e)                                  Should such Work not constitute a “work made for hire” under copyright law, Consultant hereby grants, transfers, assigns, and conveys to Poniard and its successors and assigns, the entire right, title and interest in the Work or any part thereof, including but not limited to the right to reproduce, prepare derivative works, distribute by sale, license or other transfer; to perform publicly, to display and to secure copyrights or patents and renewals, reissues and extensions of any such copyrights or patents in the United States of America or any foreign country.

8.                                       Indemnification.  Poniard shall hold Consultant harmless from and indemnify Consultant from any and all liability, loss or damage resulting from failure of Poniard to comply with applicable governmental requirements or from the negligence or willful misconduct of Poniard and Poniard’s agents or employees; provided, however, that the foregoing indemnity

shall not apply to claims arising solely out of the negligence or willful misconduct of Consultant.   Similarly, Consultant shall hold Poniard harmless from and indemnify Poniard from any and all liability, loss or damage resulting from the failure of Consultant to comply with applicable governmental requirements or from the negligence or willful misconduct of Consultant, Consultant’s agents or employees, pertaining to the services to be carried out pursuant to this Agreement; provided, however, that the foregoing indemnity shall not apply to claims arising solely out of the negligence or willful misconduct of Poniard, its officers, employees or agents.

9.                                       Debarment.  Consultant represents and warrants that neither Consultant or Consultant’s employees, nor any other person retained by Consultant to perform the services under this Agreement (1) is under investigation by the FDA for debarment action or is presently debarred pursuant to the Generic Drug Enforcement Act of 1992, as amended (21 U.S.C. Sec. 301, et seq), or (2) has a disqualification hearing pending or has been disqualified by the FDA pursuant to 21 CFR Sec. 312.70 or its successor provisions.  In addition, Consultant represents and warrants that Consultant has not engaged in any conduct or activity which could lead to any of the above mentioned disqualification or debarment actions.  If during the term of this Agreement, Consultant or any person employed or retained by Consultant to perform the services under this Agreement (1) comes under investigation by FDA for debarment action or disqualification, (2) is debarred or disqualified, or (3) engages in any conduct or activity which could lead to any of the above-mentioned disqualification or debarment actions, Consultant shall immediately notify Poniard.  For the purposes of this section, reference to the FDA and the Generic Drug Enforcement Act shall also be deemed a reference to any other governmental or regulatory authorities having jurisdiction over the subject matter of the services under this Agreement or any other laws and regulations application to such services.

10.                                 Conflict of Interest.  Consultant certifies that Consultant does not have any conflict of interest or other contractual impediment that could preclude Consultant from carrying out Consultant’s duties and obligations under this Agreement.  Further, Consultant certifies that neither Consultant nor Consultant’s agents, employees, officers or trustees have any financial interest in Poniard, and will not benefit financially or otherwise by results of Consultant’s services under this Agreement, other than the fees stated in Paragraph 4 hereof.

11.                                 Insider Trading.  Consultant acknowledges and understands that the purchase and sale of securities on the basis of material nonpublic information, commonly referred to as “inside information”, or the selective disclosure of inside information to others who may trade, is prohibited by federal and state laws.  Consultant agrees to comply with all securities laws and regulations, and Consultant will not use any inside information gained through Consultant’s relationship with Poniard to trade in the securities of Poniard or any other company to which the inside information may apply.

12.                                 Compliance with Applicable Laws.  Consultant warrants and represents that Consultant will comply with all federal, state, and local laws applicable to performance of the work under this Agreement.

13.                                 Authority and Adherence.  Consultant warrants that Consultant has the authority to enter into this Agreement and that entering into this Agreement is not restricted or prohibited by any existing agreement to which Consultant is a party.  Further, Consultant shall require

Consultant’s officers, employees, affiliates, associates, agents, contractors and other personnel to adhere to the terms of this Agreement.

14.                                 Assignment and Subcontract.  This Agreement may not be assigned or subcontracted by Consultant without the express written consent of Poniard.

15.                                 Advertisement.  Consultant may not use the name Poniard Pharmaceuticals, Inc. or any variation thereof for advertising or publicity purposes without first obtaining the written consent of Poniard.

16.                                 Governing Law; Jurisdiction.  This Agreement is governed by the laws of the State of Washington, without regard to any conflicts-of-law principle that directs the application of another jurisdiction’s laws.  Venue of any suit or proceeding arising out of or relating to this Agreement shall lie exclusively in the state or federal courts located in King County, Washington, and each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of such courts.  Further, if either party is reasonably required to initiate legal action under this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs from the other party.

17.                                 No Presumption Against Drafter.  For purposes of this Agreement, the parties hereby waive any rule of construction that requires that ambiguities in this Agreement be construed against the drafter.

18.                                 Notices.  Each notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed sufficiently given if delivered by fax or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other party at the address designated in the first paragraph of this Agreement, or to such other address as may be designated in writing.  Notices shall be considered received on the date faxed or on the date of the dated receipt from the commercial carrier.

19.                                 Waiver.  A delay or failure by either party to exercise any right under this Agreement will not constitute a waiver of that or any similar or future right.

20.                                 Severability.  If any provision of this Agreement is declared invalid by any Court, then such provision shall be deemed automatically modified to conform to the requirements for validity as declared at such time, and as so modified, shall be deemed a provision of this Agreement as though originally included herein.  In the event that the provision invalidated is of such a nature that it cannot be modified, the provision shall be deemed deleted from this Agreement as though the provision had never been included herein.  In either case, the remaining provisions of this Agreement shall remain in effect.

21.                                 Survival of Obligations.  The provisions of paragraph 6, 7, 8, 11, 16 and 19 shall survive termination or expiration of this Agreement.

22.                                 Counterparts/Facsimile.  This Agreement may be signed in separate counterparts, and PDF or facsimile signatures will be accepted as originals

23.                                 Entire Agreement.  This Agreement represents the entire understanding of the parties and may not be modified except by written agreement of the parties and supersedes all prior written and/or oral agreements.

Poniard Pharmaceuticals, Inc.		Consultant
By:	/s/Ronald A. Martell	By:	/s/Gary A. Lyons
Name: Ronald A. Martell		Name: Gary A. Lyons
Title: President & COO